Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-204647, 333-176653 and 333-193884) and Form S-8 (Nos. 333-185096, 333-191166, and 333-191712) of Power Solutions International, Inc. of our report dated February 26, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appears in the Annual Report on Form 10-K of Power Solutions International, Inc. for the year ended December 31, 2015.

/s/ RSM US LLP

Chicago, Illinois

February 26, 2016